UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 8, 2005

LEINER HEALTH PRODUCTS INC.

Delaware	333-118532	95-3431709
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

901 East 233rd Street, Carson, CA 90745
(Address of Principal Executive Offices, including Zip Code)

(310) 835-8400
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 1.01.            Entry into a Material Definitive Agreement.

Asset Purchase Agreement.  On July 8, 2005, Leiner Health Products, LLC, (“Leiner”) a Delaware limited liability company and a subsidiary of Leiner Health Products Inc., entered into an asset purchase and sale agreement with Pharmaceutical Formulations, Inc. (“PFI”), one of the four largest private label manufacturers of over-the-counter (OTC) pharmaceuticals in the United States. Pursuant to such agreement, Leiner agreed to buy substantially all of the assets of PFI related to its over-the-counter pharmaceutical business (the “PFI Business”) (except for assets related to PFI’s Konsyl Pharmaceuticals Inc. subsidiary) and other scheduled assets, and assume certain related liabilities including trade payables related solely to the PFI Business.  The purchase price is $23,000,000, subject to certain adjustments, of which $4,000,000 would be escrowed pending post-closing calculation of the company’s working capital at closing.  Any shortfall at closing in PFI’s net working capital (as defined in the agreement) below $10,785,000 would result in a dollar-for-dollar reduction in the purchase price; any increase over the target would result in an increase in the purchase price.  Leiner is expected to make a $750,000 cash deposit which will be credited to the purchase price upon a closing.

A condition of the transaction is that PFI file a petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code and that the sale be conducted under Section 363 of the Bankruptcy Code pursuant to which assets will be sold free and clear of all liens, claims and encumbrances.  Closing under the agreement is conditioned, among other things, on obtaining approval from the bankruptcy court to an appropriate bidding procedures order and sale order and is subject to higher and better offers in the bankruptcy proceeding.  The agreement requires PFI to use its reasonable best efforts to obtain a hearing on the bidding procedures order within 15 days after the date of filing the bankruptcy petition and a hearing for entry of the sale order within 45 days after the petition filing.  The closing must occur by September 23, 2005.  PFI must pay Leiner a breakup fee of $750,000 and reimburse expenses of up to $375,000 under certain circumstances.

PFI is required to produce certain products such that specified quantities of such products will be available on the closing date.  If the agreement is terminated, Leiner is obligated to purchase specified products at scheduled prices unless (a) Leiner terminates the agreement because (i) PFI’s debtor-in-possession lender does not permit the transfer of the assets to Leiner or (ii) PFI’s debtor-in-possession financing is terminated for any reason or (b) the agreement is terminated by the bankruptcy court due to an objection by a debtor-in-possession lender.

ITEM 8.01             Other Events.

On July 11, 2005, Leiner issued a press release announcing that it entered into an asset purchase agreement pursuant to which Leiner has agreed to purchase from PFI substantially all of the assets related to PFI’s OTC solid dose pharmaceutical products business.  A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01             Financial Statements and Exhibits

(c) Exhibits

99.1                           Text of Press release, dated July 11, 2005, issued by Leiner and described in Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEINER HEALTH PRODUCTS INC.

	By:	/s/ Robert Reynolds
		Name:	Robert Reynolds
		Title:	Executive Vice President and Chief Financial Officer

Dated: July 15, 2005